UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT FOR THE

ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 24, 2025

Jazz Pharmaceuticals plc (the “Company,” “Jazz,” “we,” “us,” and “our”) is furnishing to you this supplement, dated July 10, 2025 (this “Supplement”), to supplement the 2025 Proxy Statement and Notice of Annual General Meeting of Shareholders, dated June 6, 2025 (the “Proxy Statement”), with respect to the solicitation of proxies by the Board of Directors of the Company for use at the 2025 Annual General Meeting of Shareholders to be held on Thursday, July 24, 2025 at 9:45 a.m., Local Time, at Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland.

The purpose of this Supplement is to provide information relating to the recently announced Chief Executive Officer transition and the changes to our Board of Directors and the compensation arrangements of certain of our named executive officers that will be made in connection therewith.

This Supplement should be reviewed together with the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your ordinary shares. To the extent that the information in this Supplement differs from or updates the information contained in the Proxy Statement, the information in this Supplement is more current and supersedes that information contained in the Proxy Statement.

CHIEF EXECUTIVE OFFICER AND BOARD CHANGES

On July 8, 2025, the Board of Directors (the “Board”) of Jazz Pharmaceuticals plc (the “Company”), appointed Renee Gala, the Company’s President and Chief Operating Officer, as the Company’s President & Chief Executive Officer, effective as of August 11, 2025. Concurrently therewith, the Board approved an increase in the number of directors constituting the full Board from 12 to 13 and, upon the recommendation of its nominating and corporate governance committee, appointed Ms. Gala to the Board, effective as of August 11, 2025, as a Class I director for a term expiring at the annual general meeting of shareholders to be held in 2027. Bruce Cozadd, Chairperson and Chief Executive Officer of the Company, will continue to serve in his Chief Executive Officer role until August 11, 2025, following which he will serve in a transition role through September 12, 2025, after which he will retire and will continue to serve as Chairperson of the Board, providing ongoing leadership and strategic guidance to the Company.

COMPENSATORY MATTERS

In connection with her appointment as President & Chief Executive Officer, the Board, upon the recommendation of its compensation and management development committee (the “Committee”), approved an increase of Ms. Gala’s annual base salary to $1,200,000, from $900,000, and an increase of her target bonus to 110% of her base salary, from 80%, in each case effective as of August 11, 2025. In connection with her appointment, Ms. Gala will also receive an additional one-time promotion equity grant with an approximate grant date value of $6,500,000. This promotion grant is incremental to her previous 2025 annual equity grant that had an approximate grant date value of $6,000,000. The promotion grant will consist of a mix composed of 33% of restricted stock units and 67% of performance stock units, in each case covering the Company’s ordinary shares. The restricted stock units will vest in equal annual installments over four years, and the performance stock units will vest based on the achievement of performance conditions previously established by the Committee in the first quarter of 2025. The restricted stock unit and performance stock unit grants will, in each case, be subject to the terms and conditions of the Company’s 2011 Equity Incentive Plan and the award agreements thereunder. The Board also increased the amount of the severance payments and benefits to which Ms. Gala will be entitled in the event her employment terminates due to an involuntary termination without cause that does not occur upon or within 12 months following a change in control to a lump sum cash severance payment of 150% of her base salary in effect on the date of termination, from 100% of her base salary in effect on the date of termination, and to full payment of all the applicable COBRA premiums for any health, dental or vision plan sponsored by the Company for a period of up to 18 months following the involuntary termination, from 12 months following the involuntary termination.

VOTING MATTERS

This Supplement does not change the proposals to be acted upon at the Annual General Meeting of Shareholders, which proposals are described in the Proxy Statement, and there are no changes to the proxy card or voting instruction form previously mailed to shareholders.

YOU ARE URGED TO READ THE PROXY STATEMENT AND THIS SUPPLEMENT CAREFULLY IN DECIDING HOW TO VOTE. As a shareholder, your vote is very important and our Board of Directors encourages you to exercise your right to vote whether or not you plan to attend the Annual General Meeting of Shareholders.

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This Supplement, along with our previously furnished proxy materials, which include the Proxy Statement, our annual letter to shareholders, our 2024 Annual Report and our Irish financial statements for the fiscal year ended December 31, 2024 are available online at https://materials.proxyvote.com/G50871.